Exhibit (C)(8)(B)

Independent Valuator Report

Prepared for the Directors’ s Committee of Enersis Américas S.A.

July 27, 2016

DRAFT

DRAFT 2

Disclaimer of Responsibility

This document has been prepared by Credicorp Capital Asesorías Financieras S.A. (“Credicorp Capital”) for the Directors’ Committee of Enersis Américas S.A. (“ENIA” or the “Company”), for the effects stipulated on article 147 of Chilean Law 18,046.

The recommendations and conclusions contained in this report constitute the best estimation or opinion of Credicorp Capital with regards to the Proposed Transaction (as such term is defined herein) at the time this report was issued, considering the methodology used to that end and the information that was made available. The conclusions in this report might change if other background or information were available. Credicorp Capital will not have any obligation to disclose such changes or when the opinions or information contained in the document change.

Only information submitted by ENIA and public information available were used by Credicorp Capital to prepare this report, none of which has been confirmed independently by Credicorp Capital and, therefore Credicorp Capital does not have any liability whatsoever with respect thereto or for any of the conclusions that might be derived from any false, erroneous, or incomplete information.

Likewise, the conclusions in the report may be based on assumptions that might be subject to significant economic and market uncertainties and contingencies, such as forecasts, estimates, and evaluations, whose occurrence can be difficult to predict, such that there is no certainty whatsoever on the degree of achievement of such assumptions. Under no circumstance may the use or incorporation of such forecasts, or estimates be deemed a representation, guarantee, or prediction by Credicorp Capital with respect to the occurrence thereof, or that of the underlying assumptions.

Disclaimer: The English version of this report is a free translation from the original report prepared in Spanish. It was prepared for the convenience of the reader. This translation has not been reviewed or approved by Credicorp Capital

DRAFT 3

1. Executive summary and conclusions

2. Background and description of the Proposed Transaction

3. General assumptions used in the Report

4. Analysis of the Proposed Transaction’s terms

i. Methodologies used for the valuation of ENIA, EOCA and CHIA

ii. Valuation of ENIA, EOCA and CHIA

iii. Estimation of the exchange ratios of the Proposed Transaction

iv. Analysis of the Proposed Transaction’s terms

5. Cash flow and market considerations of the Proposed Transaction

i. Impact on EBITDA

ii. Tax impacts

iii. Holding discount considerations

iv. Stock liquidity considerations

v. Credit rating considerations

Strategic considerations of the Proposed Transaction

Table of Contents

DRAFT 4

1

EXECUTIVE SUMMARY AND CONCLUSIONS

DRAFT

Background and description of the Proposed Transaction

CREDICORP capital
BCP Capital | Correval | IM Trust

- Enersis Americas S.A. ("ENIA" or the "Company") has initiated the second phase of its corporate reorganization announced on 2015 (the "Proposed Transaction"). The reorganization includes the following phases:
  i. Spin-off (the "Spin-off") of Empresa Nacional de Electricidad S.A. ("EOC"), Chilectra S.A. ("Chilectra") and Enersis S.A. ("ENI"). This phase was approved by each shareholders' meeting on December 18, 2015 and implemented on March 1, 2016
  ii. Merger (the "Merger") among ENIA (absorbing company), Endesa Américas S.A. ("EOCA") and Chilectra Américas S.A. ("CHIA"), together with a public tender offer (the "TO")(1) to be launched by ENIA for a 40.02% of EOCA's shares. The TO remains conditioned to the approval of the Merger in the extraordinary shareholders' meetings of ENIA, EOCA and CHIA
- The Proposed Transaction includes the following terms and conditions:

Proposed Transaction	i. **Proposed exchange ratios:** 2.8 shares of ENIA for each share of EOCA; 5.0 shares of ENIA for each share of CHIA ii. **Withdrawal right for the shareholders of ENIA, EOCA and CHIA** is limited to 10.00%, 7.72% and 0.91% of the companies' shares, respectively, considering that no shareholder shall end up with more than 65% of the ownership of ENIA iii. **Compensation if the Merger is not successful:** ENIA will compensate EOC Chile and Chilectra Chile for the tax expenses incurred by them (net of tax credits) as a result of the first phase of the reorganization process iv. **TO:** ▪ **Price:** CLP 285 per share ▪ **Conditions:** TO is conditional to the execution of the Merger
Credicorp Capital's Report – First phase	▪ Credicorp Capital acted as the financial advisor of the Committee of Directors of ENI in order to elaborate an independent assessment for the first phase of the Proposed Transaction, submitting a report (which is of public domain) dated November 2, 2015 ▪ In that opportunity, the exchange ratios for the Merger were estimated based on current market conditions. As a reference, the exchanges ratios estimated (midpoints) at that time were: ▪ 2.50 shares of ENIA for each share of EOCA and 5.04 shares of ENIA for each share of CHIA

(1) TO will be funded with cash proceeds from the 2012 capital increase of Enersis S.A.

5

DRAFT 6 Scope of the independent valuation

Based in the fact that the Proposed Transaction is an operation among related parties, on May 16, 2016 the Directors’ Committee of ENIA engaged Credicorp Capital on May 16, 2016 to act as an independent valuator in accordance with the requirements of Article 147 of the Chilean Corporate Act Law No 18,046

Pursuant to the foregoing, and in accordance with the requirements of Article 147 of the Law No 18,046, in respect of independent valuators, this report (the “Report”) contains,among others, the following elements:

i. A description of the characteristics, phases, terms and conditions of the Proposed Transaction

ii. An analysis of the effects and potential impacts of the Proposed Transaction on ENIA, including:

Whether the Proposed Transaction contributes to ENIA’s corporate interest; and,

Whether the economic terms of the Proposed Transaction are in accordance with current market conditions

iii. Other issues or questions that the Directors or the Directors’ Committee of ENIA may have regarding the Proposed Transaction

As part of the analysis, Credicorp Capital has included in the Report the following:

An estimation of the exchange ratios for the Merger and the value of ENIA, EOCA and CHIA

An analysis of the economic terms of the Proposed Transaction

An analysis of the strategic rationale and potential impacts of the Proposed Transaction on ENIA

It must be noted that since it is beyond the scope of this assessment, the Report does not include:

An analysis of the advantages and disadvantages of alternative structures or execution mechanisms for the Proposed Transaction

An analysis about technical, commercial, legal and/or other aspects for the execution of the Proposed Transaction

DRAFT 7 Framework for analyzing the impact on ENIA of the Proposed Transaction

The independent valuator is based on the following framework:

Economic terms of the Proposed Transaction

Estimation of the economic terms

¿What are the values for the exchange ratios and the TO offering price that are in accordance with market conditions?

We valued ENIA, EOCA and CHIA through a sum of the parts approach using the following methodologies: (i) discounted cash flows and (ii) trading multiples and market capitalization

Based on the aforementioned, we estimated the value for the following:

Exchange ratios for shares of ENIA per each share of EOCA and CHIA, respectively

The price per share of EOCA after appropriate discounts

Impact of the Proposed Transaction on ENIA

¿What is the impact on ENIA of the exchange ratios and the TO offering price of the Proposed Transaction?

We compared our estimations of the exchange ratios and the TO offering price with those of the Proposed Transaction

Based on the previous analysis, we calculated the impact on ENIA of the economic terms of the Proposed Transaction

Other considerations of the Proposed Transaction for ENIA

Cash flow and market considerations for ENIA

¿Are there any other factors resulting from the Proposed Transaction that could have a potential impact on the value of ENIA?

The following cash flow and market factors may have an impact on the value of ENIA: Cash flow factors: potential savings / synergies at ENIA´s holding level and tax impacts

Market factors: (i) potential reduction of the holding discount of ENIA,

(ii) stock liquidity effect, and (iii) potential improvement of ENIA´s credit risk profile

Strategic considerations for ENIA

¿Does the Proposed Transaction makes sense for ENIA from a strategic standpoint?

Alignment of interests over the operative subsidiaries of ENIA

More efficient decisionmaking process

Access to a grater portion of cash flows due to the reduction of minority interest

Accomplishment of what was announced by the Company to the market on 2015

DRAFT 8 Methodology used for the valuation of ENIA, EOCA and CHIA

The methodologies used for the valuation of ENIA, EOCA and CHIA are the following:

Valuation based on discounted cash flows (“DCF”)

Valuation based on DCF of the companies involved in the Merger

Valuation based on projections given by ENIA and valuation criteria of Credicorp Capital

Sum of the parts valuation for ENIA, EOCA and CHIA

Valuation based on market capitalization and tradingmultiples (“Multiples”)

Valuation of the companies involved in the Merger considering:

Multiples of publicly listed companies according to their business and geographical presence

Market capitalization for listed companies with relevant liquidity

Sumof the parts valuation for ENIA, EOCA and CHIA

Sum of the parts valuation

1

To estimate the market value of ENIA, EOCA and CHIA, ENIA’s market discount was applied to the sum of parts valuation

DRAFT

Estimation of the exchange ratios and impacts on ENIA

CREDICORP capital
BCP Capital | Correval | IM Trust

Assuming that all of the minority shareholders of EOCA and CHIA participate in the Merger, the Proposed Transaction would have an implicit cost for ENIA estimated at USD 147 million (1.69% of the market capitalization of ENIA). TO price is slightly below the estimated price for EOCA

Company		ENIA		EOCA		CHIA[1]	
Valuation methodology		DCF	Multiples	DCF	Multiples	DCF	Multiples
Share price by sum of the parts valuation	CLP	126	127	310	323	458	464
Share price by sum of the parts valuation (average of both methodologies)	**CLP**	**126**		**317**		**461**	
Current share price[2]	CLP	115		311[3]		446[4]	
Market discount	%	8.7%		1.7%		3.3%	
Estimated market share price (applying ENIA's market discount)	**CLP**			**289**		**421**	
Exchange ratios before tax compensation adjustments	# ENIA shares			2.50		3.65	
Tax compensation adjustments[5]	# ENIA shares			0.05		0.03	
Estimated exchange ratios	**# ENIA shares**			**2.55**		**3.67**	
Proposed Transaction's exchange ratios	# ENIA shares			2.80		5.00	
Implicit premium per each share of EOCA/CHIA	%			9.7%		36.1%	
Implicit premium per each share of EOCA/CHIA[6]	CLP			29		153	
Implicit premium for minority shareholder's shares (ex ENIA's ownership)[7]	**USD mm**			**145**		**2**	
				147			

Total implicit premium: USD 147 million
1.69% of ENIA's market capitalization

(1) It considers a dividend distribution to the shareholders of CHIA of CLP 120,000 million, which, as informed by the management of CHIA, will be submitted for approval of the shareholders of CHIA in the same Extraordinary Shareholders' Meeting that will vote for the Merger
(2) As of July 20, 2016
(3) Current market price of EOCA is affected by the Proposed Transaction
(4) CHIA has low levels of liquidity, therefore the stock price might not reflect its market capitalization (CHIA's 2016 accumulated traded volume during 2016 is CLP 24 million) Source: *Bolsa de Comercio de Santiago*
(5) Tax compensations of USD 149 million, amount that EOC Chile and Chilectra Chile incurred as tax expenses during the first phase of the Proposed Transaction. The parties have agreed that this compensation shall be included in the exchange ratios and the amount shall be evenly distributed among the parties based on the participations of ENIA, EOCA and CHIA in ENIA post Merger
(6) Corresponds to the product of (i) the estimated price per each share of EOCA/CHIA adjusted by tax compensations; and (ii) the implicit premium per each share of EOCA/CHIA (net of tax compensation adjustments)
(7) Considers the exchange rate USDCLP of 650.80

9

DRAFT 10 Potential cash flow and market benefits for ENIA as a result of the Proposed Transaction

1 Potential synergies 5

Based on the efficiency plan presented by ENI during the first phase of the reorganization and savings on operational costs due to the absorption of EOCA and CHIA, a total amount in regime (year 2019) of USD 8.5 million (before taxes) have been identified in savings at the holding level

The net present value of those efficiencies for ENIA is estimated at USD 48 million

2 Impact on taxes

Impacts on taxes include (i) savings obtained by including the tax compensations within the exchange ratios as opposed to ENIA indemnifying EOC Chile and Chilectra Chile directly in full (if the Proposed Transaction is not executed), (ii) tax costs generated by the increase in market value of the Peruvian assets, and (iii) the badwill generated by the abortion of CHIA

The net present value for ENIA of these tax impacts is estimated at a cost of USD 17 million

3 Holding discount considerations

The Merger would generate a reduction of ENIA’s holding discount as a result of the absorption of EOCA, a subsidiary with relevant liquidity, a reduction that could be already incorporated in the current stock price of ENIA

The holding discount of ENIA post Merger is estimated to be at 9%, which could increase if the Proposed Transaction is not executed

Assuming the potential increase of holding discount is between 0% and 10% of EOCA’s value (if the Proposed Transaction is not executed), the impact on ENIA is estimated to be between USD 0 and 218 million

4 Stock liquidity considerations

Subject to the number of EOCA’s shareholders participating in the TO, the float of ENIA could increase as a result of the Proposed Transaction. This would have a positive impact on the liquidity level of ENIA, remaining as one of the most liquid companies in the Chilean market. However, evidence suggests that such impact on liquidity should not significantly affect the value of ENIA

5 Credit rating considerations

The Proposed Transaction could have a positive impact on the credit profile of ENIA, mainly because it brings closer the operative subsidiaries and their cash flows, it eliminates the risk of structural subordination with EOCA and CHIA, and it increases ENIA’s scale

These positive aspects, if perceived so by the market, could improve the structural debt cost of ENIA, reducing its weighted average cost of capital (WACC)

Based on a sensitized analysis, it is estimated that the present value of such an impact, for the shareholders of ENIA, could be between USD 0 and 76 million

It is worth mentioning that if the TO is executed for a significant amount, the cash position of the Company may be affected, affecting ENIA’s credit profile. This should be considered when assessing the potential benefits estimated herein

DRAFT (1)These impacts may be already incorporated in the stock price of ENIA

Considering the potential cash flow and market impacts as a result of the Proposed Transaction and the implicit cost for ENIA as a result of the exchange ratios, it is estimated that the Proposed Transaction could generate a net benefit for ENIA of USD 31 million

Summary of potential benefits for ENIA as a result of the Proposed Transaction

Proposed Transaction’s value considerations for ENIA Net present value (USD million)Potential synergies 48 Tax impacts-17Cash flow impacts 30 Potential savings due to ENIA’s holding discount (mid-point)109Potential impact of a higher stock liquidity Not significant Potential impact on credit rating (mid-point)38Market impacts147 Cash flow and market impacts178 Implicit cost for ENIA as a result of the exchange ratios of the Merger-147Net benefit for ENIA31 Cash flow impacts on ENIA Market impacts(1) on ENIA Net total impact on ENIA0.35% of ENIA’s market capitalization of ENIA11

DRAFT 12 Other potential strategic and managerial benefits for ENIA as a result of the Proposed Transaction

1 Alignment of interests in the operative subsidiaries

Exclusive holding company to invest in LatAm (ex Chile)

Clarity to shareholders in respect of the Company’s investment policy

2 Increased efficiency in decision-making processes Simplification of decision layers

Time and costs savings in decision making (only one Board of Directors)

3 Direct access to cash flows and reduction of minority interest

Simpler corporate structure with greater visibility of the assets 1 23 Simplification of ENIA’s corporate structure ENIA CHIA EOCA 60.0% 99.1% Current corporate structure(1) Post Merger corporate structure(1)

Hid. El Chocón Edesur Cachoeira Dorada Ampla Energía Emgesa Codensa

Edegel Edelnor (1)This structure shows only some of the operative assets in each country

The new corporate structure will eliminate cross-shareholding participations

ENIA Hid. El Chocón Edesur Cachoeira Dorada Ampla Energía Emgesa Codensa Edegel Edelnor

DRAFT 13 Stock prices performance seems to indicate that the market is validating the Proposed Transaction(1) Implicit exchange ratio of ENIA shares for EOCA shares

Stock price of EOCA

Stock price of ENIA and EOCA for the execution of the withdrawal right(2)

(1)Source: Bolsa de Comercio de Santiago. Data as of July 20 , 2016. CHIA was not considered in the analysis because of its low liquidity level (the accumulated amount traded during 2016 is CLP 24 million)

(2)The definitive withdrawal prices will be equivalent to the weighted average price between 90 and 30 days before the TO. The graph captures the period between April 27 2016, and July 20, 2016

(3)Average Daily Trading Volume calculated between April 21, 2016, date when the new companies started trading, and July 20, 2016

CLP CLP CLP

ENIA shares

Since April 28, 2016, the implicit exchange ratio of ENIA shares for EOCA share has been trading: ?Below the Merger’s proposed exchange ratio, and

Above the implicit exchange ratio based on the TO price

Since that date, EOCA shares have been trading above the TO price and with reasonable liquidity

It can be inferred that the market perceives the proposed exchange ratio to be in the best interest with high probability for the Proposed Transaction to be approved

Currently, the withdrawal prices do not indicate that the execution of the withdrawal right will be a negative factor for the execution the Proposed Transaction ?The withdrawal price of ENIA is below its market price (CLP 115 / share)

The withdrawal price of EOCA is below its market price and above the TO price by a small differential (exiting through the TO has tax benefits for most shareholders)

Withdrawal prices shall be monitored until the definitive prices are formed in order to determine their impact on the Proposed Transaction

ADTV(3) ENIA USD 5.7 mm

ADTV(3) EOCA USD 2.7 mm 2.70

2.80 2.47

2.4

2.6 2.8 3.0

21-Apr 6-May 21-May

5-Jun 20-Jun

5-Jul

20-Jul Implicit exchange ratio for EOCA shares

Proposed exchange ratio for EOCA shares Exchange ratio based on TO price

311 285

323

270 280 290

300 310 320

330 340

21-Apr

6-May 21-May

5-Jun 20-Jun

5-Jul 20-Jul

Stock price of EOCA

TO price Stock price of EOCA based on the proposed exchange ratio (2.8 ENIA shares) 299

111 95 100

105 110

115

275 280

285 290

295 300

305

31027-Apr 12-May

27-May 11-Jun 26-Jun

11-Jul Withdrawal price for EOCA (primary axis)

Withdrawal price for ENIA (secondary axis)

DRAFT 14 Conclusions

The Merger’s proposed exchange ratios provide an implicit cost for ENIA of USD 147 million, equivalent to 1.69% of ENIA’s market capitalization This determination was based on the mid-point of our exchange ratios estimations which were 2.55 shares of ENIA for each EOCA share and 3.67 shares of ENIA for each CHIA share

On the other hand, the Proposed Transaction has the potential to generate economic benefits for ENIA that based on the mid-point of our estimations were determined at USD 178 million These potential benefits include (i) synergies in operating expenses, (ii) tax impacts, (iii) potential holding discount savings, (iv) and potential savings in ENIA’s structural indebtedness costs

Based on the above, we estimate a potential net benefit for ENIA of USD 31 million, equivalent to 0.35% of ENIA’s market capitalization

In addition to the foregoing, the Proposed Transaction could generate potential benefits from a strategic and managerial standpoint. The Proposed Transaction eliminates cross-shareholding participations among ENIA, EOCA and CHIA allowing for alignment of interests in the operative subsidiaries, greater cost and time efficiency in the decision-making process, direct access to cash flows and a reduction of minority interests at ENIA

Regarding the shares of EOCA to be eventually acquired through the TO, we conclude that the TO offering price of CLP 285 per share is slightly below the share price of EOCA that shall prevail in the market in the absence of the distortions generated by the Proposed Transaction, which we estimate at CLP 289 per share

Finally, the share prices of ENIA and EOCA have been trading, with reasonable liquidity, within a range that indicates that the market and the investors are validating the Proposed Transaction‘ terms The exchange ratio of ENIA shares per EOCA shares has been trading above the implicit exchange ratio based on the TO offering price and below the proposed exchange ratio

The share price of EOCA has been trading above the TO offering price

Based on the foregoing, we conclude that the Proposed Transaction’s terms are consistent with prevailing market conditions and that the Proposed Transaction contributes to the corporate interest of ENIA

DRAFT 15 2 BACKGROUND AND DESCRIPTION OF THE PROPOSED TRANSACTION

DRAFT 16 Description of the economic terms of the Proposed Transaction Exchange ratio

2.8 ENIA shares for each EOCA share

5.0 ENIA shares for each CHIA share

The economic terms of the Proposed Transaction, as adopted by the shareholders’ meeting on December 18, 2015 are:

Withdrawal right

The shareholders of ENIA, EOCA and CHIA will be able to exercise their withdrawal right if the shareholders’ meeting approves the Merger and as long as no shareholder ends up with more than 65% of ENIA´s ownership post Merger

The withdrawal right has the following limits: 10.00% of ENIA’s ownership;

7.72% of EOCA’s ownership; and

0.91% of CHIA’s ownership

The withdrawal price at which ENIA and EOCA shares will be equivalent to the weighted average price between 90 and 30 business days before the shareholders’ meeting where the Merger was approved

The withdrawal price for CHIA shares will be equivalent to the book value of the share

Compensation of EOC Chile and Chilectra Chile

If the Merger is not executed by December 31, 2017, ENIA will indemnify EOC Chile and Chilectra Chile for all the tax expenses incurred by EOC Chile and Chilectra Chile (net of tax credits) as a result of the reorganization process

Tax expenses (net of tax credits) are USD 149 million (EOC Chile incurred in USD 132 million and Chilectra Chile incurred in USD 17 million)

Tender Offer for EOCA shares

ENIA will launch a tender offer for EOCA shares and ADRs (American Depositary Receipts) that are not owned by ENIA. This represents up to 40,02% of the shares of EOCA

The TO offering price will be of CLP 285 per share and the TO will be conditioned to the execution of the Merger

DRAFT

Structure of the Proposed Transaction

CREDICORPcapital
BCP Capital | Correval | IM Trust

I Spin-off of ENI, EOC and Chilectra



Enel SpA
100,0%
Enel Iberoamérica
Enel Latinoamérica
2
60,6%
60,6%
ENI Chile
ENIA
1
99,1%
60,0%
99,1%
60,0%
Chilectra Chile
EOC Chile
CHIA
EOCA

1 Spin-off of the assets outside Chile of Chilectra and EOC in new companies named VHIA and EOCA respectively

2 Spin-off of the Chilean assets into a new company to be called ENI Chile

New companies resulting from the Spin-off

II Merger of EOCA and CHIA in ENIA



Enel SpA
100,0%
Enel Iberoamérica
Enel Latinoamérica
60,6%
> 50,0%
ENI Chile
ENIA
CHIA
EOCA
99,1%
60,0%
Chilectra Chile
EOC Chile
Merger by absorption

- Merger by absorption of EOCA and CHIA in ENIA
- The exchange ratios for the merger will be defined in the corresponding shareholders' meetings of ENIA, EOCA and CHIA

Second phase of the corporate reorganization in progress

17

DRAFT 18 Schedule of the Proposed Transaction December 18, 2015 Extraordinary shareholders’ meeting of ENIA, EOCA and CHIA

(i)Spin-off approval, and

(ii)Proposal of the exchange conditions for the Merger

Source: the Company

(1)Bolsa de Comercio de Santiago

(2)New York Stock Exchange

April 21, 2016 ENI Chile, EOCA and CHIA begin trading at BCS(1) and NYSE(2) 30 business days End of September 2016 Beginning of the TO 30 days since shareholders’ meetings 30 – 45 days since the launch of the TO End of October/ beginning of November 2016 End of the TO

60 business days

April/May – July/August 2016

Period in which the withdrawal price is calculated for ENIA, EOCA and CHIA shares

Completed phases

Pending phases

March 1, 2016

Completion of the Spin-off and creation of ENI Chile, EOCA and CHIA

End of October, 2016

Due date of the withdrawal rights exercising period

End of September, 2016

Extraordinary shareholders’ meetings of ENIA, EOCA and CHIA’s to vote for the Merger

4Q 2016

Execution of the Merger

DRAFT 100% 0%

ENIA 2,481

1,080

585

538

278

Gx

Dx

43% 24% 22% 11% 52%

48%

74%

26%

ENIA proforma post Merger EBITDA 2015(1) breakdown (USD million)(2)

ENI Chile proforma EBITDA 2015(1) breakdow

ENIA proforma post Merger

EBITDA 2015(1) breakdow

Proforma operational figures Source: the Company. Gx: Generation, Dx: Distribution

(1)Considers the consolidated EBITDA without including “other adjustments”

(2)Considers an exchange rate USDCLP of 654.25, average of 2015

EBITDA 2015(1) (USD million)(2)

Installed capacity (MW)

Customer distribution

(million) Planned investments 2016 – 2019 (USD billion)

Post Proposed Transaction Proforma figures 44% 24%

22%

11%

USD 2,481 million(2)

USD 2,481 million(2)

Gx

Dx

USD 1,072 million(2)

Gx Dx

70%

30%

63% 37%

88% 12% 73%

27%

USD 1,072 million(2)

3,553

2,481

1,072 Total

ENIA

ENI Chile 17.4 11.0

6.4

Total

ENIA

ENI Chile

15.2 13.4

1.8

Total

ENIA ENI Chile

6.4

4.7

1.7

Total

ENIA

ENI Chile19

DRAFT 20 3

GENERAL ASSUMPTIONS USED IN THE REPORT

DRAFT 21

ENIA provided a virtual data room where the following informationwas uploaded Management presentations for the Board of Directors of ENI related to the Proposed Transaction

Presentationsmade by ENIA’s management regarding the operations of ENIA’s subsidiaries in the different markets

For each company involved in the Proposed Transaction, historical financial information as of March 2016 and June 2016

For each company involved in the Proposed Transaction, financial projections for the years 2016-2020:

Updated as of June 2016 based on the business plan for each of the companies involved in the Proposed Transaction and considering the market conditions of each corresponding country

Delivered to Credicorp Capital on June 9, 2016

Same projections that were shared with other independent valuators of ENIA, EOCA and CHIA in connectionwith the Proposed Transaction

Approved by ENIA’s management and presented to the Board of Directors of ENIA

Information and estimations regarding the impacts of the Proposed Transaction

Meetingswith management and technical staff of ENIA Workmeetingswith ENIA’s management team

Credicorp Capital, as well as other independent valuators in connection with the Proposed Transaction, asked questions to ENIA that were answered by the Company through the virtual data room, answers which were available to all independent valuators

Public information available in the market: financial and market information services, analyst reports, etc.

It must be noted that:

ENIA, EOCA and CHIA are listed in the Santiago Stock Exchange, and ENIA and EOCA are listed in the New York Stock Exchange (NYSE), and therefore are supervised by national and international regulatory authorities, among them, the SVS, the Securities and Exchange Commission (SEC), and other local regulatory bodies in the countries in which they operate

The analysis performed by Credicorp Capital did not include a due diligence of ENIA, EOCA and CHIA or of the involved companies in the Proposed Transaction. With respect to accounting, legal, tax, and regulatory matters, the Company was asked for its best estimate, opinion, or forecast with respect to the impacts of the Proposed Transaction. These estimates, opinions and forecasts have not been independently verified by experts other than the ones who assisted the Company to formulate the answers and they have not been independently verified by Credicorp Capital

Available information

DRAFT 22

Given the information provided by ENIA and the opinions contained in the answers to questions made available to Credicorp Capital, we have assumed the following in respect of the Proposed Transaction:

It complies with the Chilean legislation and that of the other countries in which ENIA, EOCA and CHIA operate (Argentina, Brazil, Colombia and Peru), and does not violate any norm in any jurisdiction applicable to ENIA, EOCA and CHIA

Does not generate regulatory, environmental or market competition effects for ENIA, EOCA, CHIA and/or any of their related companies and/or any continuing and/or resulting companies of the Proposed Transaction

Does not affect or violate any agreements with partners, suppliers, customers, or any other counterparties of ENIA, EOCA, CHIA and/or any of their related companies and/or any continuing and/or resulting companies of the Proposed Transaction

Does not result in accounting or tax effects that could negatively impact ENIA, EOCA and/or CHIA’s results, and/or that of any of their related companies and/or any continuing and/or resulting companies of the Proposed Transaction, beyond those considered in this Report based on the information provided by the Company

Does not generate new contingencies for ENIA, EOCA, CHIA and/or any of their related companies and/or any continuing and/or resulting companies of the Proposed Transaction

Does not affect or violate agreements in indebtedness contracts or creditors of ENIA, EOCA, CHIA and/or its subsidiaries, originating material effects on the results of any of such companies, including events of default, cross-default or cross-acceleration, and/or increases on financial expenses Does not involve any liability management process with material costs for ENIA, EOCA, CHIA and/or any of their related companies and/or any continuing and/or resulting companies of the Proposed Transaction, beyond those considered in this Report based on the information provided by the Company

If the Proposed Transaction is not executed, ENIA’s current position in respect of the consolidation, management, political and economic rights over the companies involved in the Proposed Transaction would not be affected

General considerations assumed

DRAFT 23 4

ANALYSIS OF THE PROPOSED TRANSACTION’S TERMS

i.	Methodologies used for the valuation of ENIA, EOCA and CHIA

DRAFT

CREDICORP Capital
BCP Capital | Correval | IM Trust

1 DCF Valuation Methodology

Methodology

DCF Methodology	
(+) Revenues	(+) EBITDA
(–) Costs	
(–) General expenses	
(–) Tax on EBIT	
(–) CapEx	
(–) Working Capital	
Free Cash Flow	
Discounted using WACC	
Enterprise Value (EV)	
(–) Net Financial Debt + Other Liabilities[1]	
Equity Value	

Main criteria for DCF valuation

Type of Valuation
- Individual assets valuation and subsequent sum of the parts considering ENIA, EOCA and CHIA's interests in each asset

Currency
- Local currency converted to USD using the projected exchange rate given by the Company for each year

Projected period
- 5 years (years 2016 to 2020)

Valuation date
- June 30, 2016

Terminal value
- Based on a terminal EV/EBITDA multiple for each company, calculated based on current and historical trading multiples of peers in LatAm

Companies valuated until the end of their operations:
- The generation companies of Argentina and Cachoeira, Fortaleza and Cien were valuated until the end of their operations

Discount Rate
- Risk-free rate: 20-year US Treasury bond
- Country risk premium: last 30 days average of the 10-year Credit Default Swap (CDS) for Brazil, Colombia and Peru, and the Emerging Markets Bonds Index (EMBI) for Argentina
- Beta for each business, based on peers in LatAm
- Market-risk premium: 6.0%
- Debt interest rate, according to bonds of LatAm companies by country

Corporate tax rate
- Current corporate tax for each country, based on information provided by the Company[2]

(1) Net financial debt = financial debt – cash and cash equivalents. Other liabilities based on information delivered by the Company
(2) With the exception of Coelce, which is subject to a special tax regime as informed by the Company

24

DRAFT

CREDICORPcapital
BCP Capital | Correval | IM Trust

1 DCF Valuation

General assumptions

- For the DCF valuation, projections for the period 2016-2020 for each asset involved in the Proposed Transaction were used
  - Projections were updated as of June 2016 by the Company
  - An updated macroeconomic scenario was delivered, it included projections of exchange rates, inflation, GDP growth, among others
  - Even though current macroeconomic contingencies were considered for the countries of the assets involved in the Proposed Transaction, a stable regulatory and tax scenario was assumed based on available information
  - Discount rates and weighted average cost of capital (WACC) were calculated according to current market conditions
- For the calculation of the net financial debt and other financial liabilities as of June 2016 for each of the valuated assets, information provided by the Company was used

Terminal EV/EBITDA multiple used by business and country

- In determining a terminal value for each of the valued assets (with the exception of the assets valued until the end of their operations), an EV/EBITDA multiple was used based on the estimated EBITDA for the year 2021
- The terminal EBITDA was calculated based on projections provided by the Company and adjustments made by Credicorp Capital
- The terminal multiple was calculated based on 2017 EV/EBITDA multiples for generation, distribution and transmission companies in LatAm and adjustments made by Credicorp Capital

Country	Generation	Distribution	Transmission
Argentina	n.a.	3,7x	3,0x
Brazil	n.a.	5,6x	n.a.
Colombia	9,0x	7,7x	n.a.
Peru	8,5x	7,7x	n.a.

Source: Capital IQ and Credicorp Capital

Assets valued through their useful life

- For the assets that have a determined useful life, cash flows were projected and discounted until their life's end
- Projections from 2021 onwards were calculated based on assumptions provided by the Company

Country	Business	Asset	Concession end	Operational end	Useful life end
Argentina	Gx	Chocón	2023	n.a.	n.a.
Argentina	Gx	Costanera	n.a.	n.a.	2022
Argentina	Gx	Docksud	n.a.	n.a.	2025
Brazil	Gx	Fortaleza	n.a.	2031	n.a.
Brazil	Gx	Cachoeira	2027	n.a.	n.a.
Brazil	Tx	Cien	2022	n.a.	n.a.

25

DRAFT

CREDICORP capital
BCP Capital | Correval | IM Trust

1 DCF Valuation

Discount rates for each business and country

		Colombia		Brazil			Peru		Argentina			Américas		
		Gx	Dx	Gx	Tx	Dx	Gx	Dx	Gx	Tx	Dx	ENIA	EOCA	CHIA
Cost of equity	Risk free rate (20-year UST)	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%
	Country risk premium[1]	2.8%	2.8%	3.9%	3.9%	3.9%	2.1%	2.1%	4.9%	4.9%	4.9%	3.2%	3.2%	3.7%
	Risk free rate	**4.7%**	**4.7%**	**5.8%**	**5.8%**	**5.8%**	**4.0%**	**4.0%**	**6.8%**	**6.8%**	**6.8%**	**5.1%**	**5.1%**	**5.6%**
	Corporate tax[2]	34.0%	34.0%	34.0%	34.0%	34.0%	26.0%	26.0%	35.0%	35.0%	35.0%	32.2%	31.8%	33.1%
	Asset beta	0.53	0.52	0.51	0.46	0.53	0.53	0.52	0.88	0.88	0.88	0.56	0.57	0.60
	Debt / market capitalization	24.1%	33.4%	24.1%	47.4%	33.4%	24.1%	33.4%	24.1%	47.4%	33.4%	29.8%	26.4%	33.0%
	Equity beta	**0.62**	**0.64**	**0.59**	**0.60**	**0.65**	**0.63**	**0.65**	**1.02**	**1.16**	**1.08**	**0.68**	**0.67**	**0.73**
	Market risk premium	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%
	Cost of equity	**8.4%**	**8.5%**	**9.3%**	**9.4%**	**9.7%**	**7.7%**	**7.9%**	**13.0%**	**13.8%**	**13.3%**	**9.2%**	**9.1%**	**10.0%**
Cost of debt	Risk free rate (20-year UST)	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%
	Credit spread	4.0%	4.0%	6.0%	6.0%	6.0%	3.2%	3.2%	9.0%	9.0%	9.0%	5.1%	5.0%	5.9%
	Cost of debt (before taxes)	**5.9%**	**5.9%**	**7.9%**	**7.9%**	**7.9%**	**5.1%**	**5.1%**	**10.9%**	**10.9%**	**10.9%**	**7.0%**	**6.9%**	**7.8%**
	WACC (USD)	**7.5%**	**7.4%**	**8.5%**	**8.1%**	**8.6%**	**7.0%**	**6.9%**	**11.8%**	**11.6%**	**11.7%**	**8.2%**	**8.2%**	**8.8%**

Source: Bloomberg, JP Morgan, Capital IQ and Credicorp Capital. Data as of July 20, 2016
Dx: Distribution; Gx: Generation; Tx: Transmission
For ENIA, EOCA and CHIA the discount rate was calculated based on the 2016E EBITDA prorrata by business and country
(1) The Credit Default SWAP (CDS) average for the last 30 days was used for Colombia, Brazil and Peru, respectively. The Emerging Market Bond Index (EMBI) average for the last 30 days was used for Argentina
(2) Refers to the corporate tax rate provided by the Company

26

DRAFT

CREDICORPcapital
BCP Capital | Correval | IM Trust

2 Multiples Valuation

Methodology

With the exception of the companies that were valuated based on their market capitalization (see the box below on the left), the other companies were valuated using trading multiples of selected companies

Trading multiples used by country and business

Country / Business		EV/EBITDA 2016E	EV/EBITDA 2017E	P/E 2016E	P/E 2017E
AR	Gx	3.3x	2.5x	11.0x	7.0x
AR	Dx	5.8x	4.3x	12.8x	6.2x
AR	Tx	6.2x	4.5x	n.a.	n.a.
BR	Gx	7.0x	6.5x	13.5x	12.5x
BR	Dx	6.4x	5.6x	n.a.	n.a.
BR	Tx	7.5x	7.8x	10.6x	10.2x
CO(1)	Gx	8.9x	8.6x	14.7x	14.7x
CO(1)	Dx	7.9x	7.7x	10.9x	10.7x
PE	Gx	8.3x	8.5x	12.1x	12.9x

Companies valuated by market capitalization

Country / Business		Company	Ownership(2) ENIA	Ownership(2) EOCA	Ownership(2) CHIA
AR	Gx	Endesa Costanera	45.4%	75.7%	0.0%
BR	Dx	Coelce	64.9%	21.9%	6.6%
PE	Gx	Edegel	58.6%	62.5%	0.0%
PE	Dx	Edelnor	75.5%	0.0%	15.6%

Source: Capital IQ, Financial statements of the companies and Credicorp Capital. As of July 20, 2016
Dx: Distribution; Gx: Generation; Tx: Transmission
(1) Due to the fact that there are no Gx and Dx companies listed with relevant liquidity in Colombia, a sample of Chilean and Peruvian companies were used for Gx and Dx
(2) Takes into account direct and indirect ownership
(3) The 2016 P/U multiple of E.CL does not consider the extraordinary profit made from the sale of 50% of its subsidiary Transmisora Electrica del Norte S.A.

Country / Business		Company	EV/EBITDA 2016E	EV/EBITDA 2017E	P/E 2016E	P/E 2017E
AR	Gx	YPF	3.5x	2.8x	12.8x	7.9x
AR	Gx	Petrobras	3.1x	2.2x	9.2x	6.1x
		Median	**3.3x**	**2.5x**	**11.0x**	**7.0x**
AR	Dx	Edenor	5.8x	4.3x	12.8x	6.2x
		Median	**5.8x**	**4.3x**	**12.8x**	**6.2x**
AR	Tx	Transener	6.2x	4.5x	7.9x	3.6x
		Median	**6.2x**	**4.5x**	**7.9x**	**3.6x**
BR	Gx	AES Tietê	7.0x	6.1x	12.2x	9.8x
BR	Gx	CESP	6.7x	6.5x	n.a.	12.5x
BR	Gx	Tractebel Energia	7.8x	6.8x	14.7x	12.9x
		Median	**7.0x**	**6.5x**	**13.5x**	**12.5x**
BR	Dx	Eletropaulo	6.8x	4.5x	14.9x	8.3x
BR	Dx	Equatorial Energia	11.4x	10.4x	16.3x	12.4x
BR	Dx	Light	6.2x	5.1x	n.a.	8.2x
BR	Dx	EDP	6.1x	6.1x	13.0x	13.1x
BR	Dx	CEMIG	6.5x	6.6x	8.8x	9.1x
BR	Dx	COPEL	5.7x	4.8x	7.5x	6.1x
		Median	**6.4x**	**5.6x**	**13.0x**	**8.7x**
BR	Tx	TAESA	7.6x	7.7x	8.3x	8.6x
BR	Tx	Alupar	7.5x	8.0x	13.0x	11.8x
		Median	**7.5x**	**7.8x**	**10.6x**	**10.2x**
CH	Gx	EOC Chile	9.3x	8.6x	13.6x	12.7x
CH	Gx	AES Gener	10.8x	10.3x	18.3x	18.6x
CH	Gx	Colbún	8.4x	8.6x	13.6x	14.5x
CH	Gx	E.CL(3)	6.6x	8.3x	22.8x	25.8x
PE	Gx	Edegel	9.8x	9.3x	15.7x	14.9x
PE	Gx	Engie Energia	6.9x	7.6x	8.6x	11.0x
		Median	**8.9x**	**8.6x**	**14.7x**	**14.7x**
PE	Dx	Luz del Sur	9.1x	8.7x	12.3x	11.8x
PE	Dx	Edelnor	6.7x	6.6x	9.5x	9.7x
		Median	**7.9x**	**7.7x**	**10.9x**	**10.7x**
PE	Gx	Edegel	9.8x	9.3x	15.7x	14.9x
PE	Gx	Engie Energia	6.9x	7.6x	8.6x	11.0x
		Median	**8.3x**	**8.5x**	**12.1x**	**12.9x**

27

DRAFT 28 4

ANALYSIS OF THE PROPOSED TRANSACTION’S TERMS

ii.Valuation of ENIA, EOCA and CHIA

DRAFT

CREDICORP capital
BCP Capital | Correval | IM Trust

1 DCF Valuation

Valuation results by asset

Country	Business	Asset	Enterprise Value (EV)	Net Financial Debt[1]	Equity value	Proportional Equity Value: ENIA pre-Merger	Proportional Equity Value: EOCA	Proportional Equity Value: CHIA	Proportional Equity Value: ENIA stand alone	Proportional Equity Value: ENIA post-Merger
			USD million	USD million	USD million	USD million	USD million	USD million	USD million	USD million
Argentina	Gx	Hidroeléctrica El Chocón	303	65	238	93	156	0	0	156
Argentina	Gx	Endesa Costanera	112	65	47	21	36	0	0	36
Argentina	Gx	Central Dock Sud	210	27	184	74	0	0	74	74
Argentina	Dx	Edesur	536	181	356	255	2	121	134	256
Argentina	Tx	Cia. Transmisión del Mercosur	-2	25	-27	-23	-10	-3	-14	-27
Argentina	Tx	Transportadora de Energía del Mercosur	-1	26	-27	-23	-10	-3	-14	-27
Argentina	Other	Endesa Cemsa	23	-1	24	20	11	0	13	24
Argentina	H	Southern Cone	0	0	0	0	0	0	0	0
Argentina	H	Distrilec	0	0	0	0	0	0	0	0
Argentina	H	Endesa Argentina	-2	-3	1	1	1	0	0	1
Argentina	H	Hidroinvest	0	0	0	0	0	0	0	0
Brazil	Gx	Cachoeira Dorada	392	-35	427	359	158	48	217	423
Brazil	Gx	Fortaleza	293	1	292	247	108	33	149	290
Brazil	Dx	Coelce	1,344	322	1,023	663	224	68	462	753
Brazil	Dx	Ampla Energía	1,485	1,032	453	417	79	166	205	450
Brazil	Tx	Cien	292	15	277	233	103	31	141	275
Brazil	Other	EN-Brasil Comercio y Servicios	190	2	188	158	70	21	96	186
Brazil	H	Enel Brasil	-498	-487	-11	-9	-4	-1	-6	-11
Colombia	Gx	Emgesa	6,324	1,690	4,634	1,748	1,245	0	1,001	2,246
Colombia	Dx	Codensa	3,397	631	2,765	1,322	0	255	1,069	1,324
Colombia	Other	Emgesa Panamá	0	0	0	0	0	0	0	0
Colombia	Other	Soc. Portuaria Central Cartagena	1	0	1	0	0	0	0	0
Peru	Gx	Chinango	385	31	354	166	177	0	60	237
Peru	Gx	Edegel	2,592	156	2,436	1,428	1,522	0	515	2,036
Peru	Gx	Piura	383	43	340	328	0	0	328	328
Peru	Dx	Edelnor	1,864	409	1,456	1,100	0	227	875	1,102
Peru	H	Caboblanco	-4	-8	4	4	0	0	4	4
Peru	H	Distrilima	-5	-29	24	24	0	7	17	24
Peru	H	Generandes	3	-1	4	3	2	0	1	4
Peru	H	Generalima	-37	41	-78	-78	0	0	-78	-78
Américas	H	ENIA	-227	-1,343	1,116	1,116	0	0	1,116	1,116
Américas	H	EOCA	-25	-62	37	22	37	0	0	37
Américas	H	CHIA[2]	-24	136	-160	-158	0	-160	0	-160

Gx: generation; Dx: distribution; Tx: transmission; H: holding company

(1) Net financial debt + other financial liabilities as of June 2016, according to the information provided by the Company

(2) It considers a dividend distribution to the shareholders of CHIA of CLP 120,000 million, which, as informed by the management of CHIA, will be submitted for approval of the shareholders of CHIA in the same Extraordinary Shareholders' Meeting that will vote for the Merger

29

DRAFT 30 DCF Valuation

Valuation range for ENIA, EOCA and CHIA Sensitized analysis for the equity value of ENIA (USD million)

Sensitized analysis for the equity value of EOCA (USD million)

Sensitized analysis for the equity value of CHIA (USD million)

1 Low High USD million USD million USD millionENIA9,5109,017-10,012EOCA3,9053,712-4,103CHIA(1)810736-886Equity Value based on DCF Base Valuation Equity Value Range0.3%0.0%-0.3%0.3%0.0%-0.3%0.3%0.0%-0.3%-5.0%9,0178,8969,008-5.0%3,7123,6553,700-5.0%7367217360.0%9,1789,5109,6110.0%3,7613,9053,9490.0%7658108255.0%9,7689,88910,0125.0%4,0044,0534,1035.0%852869886Variation of discount rate (WACC) Variation of EBITDA terminal multiple Variation of EBITDA terminal multiple Variation of discount rate (WACC) Variation of EBITDA terminal multiple Variation of discount rate (WACC)

(1) It considers a dividend distribution to the shareholders of CHIA of CLP 120,000 million, which, as informed by the management of CHIA, will be submitted for approval of the shareholders of CHIA in the same Extraordinary Shareholders’ Meeting that will vote for the Merger

DRAFT

CREDICORP Capital
BCP Capital | Correval | IM Trust

2 Multiples Valuation

Valuation results by asset

Country	Business	Asset	Enterprise Value (EV) USD million	Net Financial Debt[1] USD million	Equity value USD million	Proportional Equity Value: ENIA pre-Merger USD million	EOCA USD million	CHIA USD million	ENIA stand alone USD million	ENIA post-Merger USD million
Argentina	Gx	Hidroeléctrica El Chocón	296	65	231	91	151	0	0	151
Argentina	Gx	Endesa Costanera	275	65	211	96	159	0	0	159
Argentina	Gx	Central Dock Sud	166	27	139	56	0	0	56	56
Argentina	Dx	Edesur	688	181	508	364	3	173	191	366
Argentina	Tx	Cía. Transmisión del Mercosur	6	25	-19	-16	-7	-2	-9	-18
Argentina	Tx	Transportadora de Energía del Mercosur	7	26	-18	-16	-7	-2	-9	-18
Argentina	Other	Endesa Cemsa	1	-1	2	2	1	0	1	2
Argentina	H	Southern Cone	0	0	0	0	0	0	0	0
Argentina	H	Distrilec	0	0	0	0	0	0	0	0
Argentina	H	Endesa Argentina	-2	-3	1	1	1	0	0	1
Argentina	H	Hidroinvest	0	0	0	0	0	0	0	0
Brazil	Gx	Cachoeira Dorada	842	-35	877	738	325	99	446	869
Brazil	Gx	Fortaleza	613	1	612	517	227	69	312	608
Brazil	Dx	Coelce	1,456	322	1,134	736	248	75	512	836
Brazil	Dx	Ampla Energia	1,343	1,032	310	286	54	114	140	308
Brazil	Tx	Cien	469	15	454	383	169	51	231	451
Brazil	Other	EN-Brasil Comercio y Servicios	3	2	0	0	0	0	0	0
Brazil	H	Enel Brasil	-498	-487	-11	-9	-4	-1	-6	-11
Colombia	Gx	Emgesa	5,799	1,690	4,108	1,550	1,104	0	887	1,992
Colombia	Dx	Codensa	3,094	631	2,463	1,177	0	227	952	1,179
Colombia	Other	Emgesa Panamá	0	0	0	0	0	0	0	0
Colombia	Other	Soc. Portuaria Central Cartagena	0	0	0	0	0	0	0	0
Peru	Gx	Chinango	389	31	359	168	179	0	61	240
Peru	Gx	Edegel	2,445	156	2,289	1,341	1,430	0	484	1,913
Peru	Gx	Piura	404	43	361	348	0	0	348	348
Peru	Dx	Edelnor	1,507	409	1,098	830	0	171	660	831
Peru	H	Caboblanco	-4	-8	4	4	0	0	4	4
Peru	H	Distrilima	-5	-29	24	24	0	7	17	24
Peru	H	Generandes	3	-1	4	3	2	0	1	4
Peru	H	Generalima	-37	41	-78	-78	0	0	-78	-78
Amé-ricas	H	ENIA	-227	-1,343	1,116	1,116	0	0	1,116	1,116
Amé-ricas	H	EOCA	-25	-62	37	22	37	0	0	37
Amé-ricas	H	CHIA[2]	-24	136	-160	-158	0	-160	0	-160

Gx: generation; Dx: distribution; Tx: transmission; H: holding company

(1) Net financial debt + other financial liabilities as of June 2016, according to the information given by the Company

(2) It considers a dividend distribution to the shareholders of CHIA of CLP 120,000 million, which, as informed by the management of CHIA, will be submitted for approval of the shareholders of CHIA in the same Extraordinary Shareholders' Meeting that will vote for the Merger

31

DRAFT

2 Multiples Valuation

Valuation range for ENIA, EOCA and CHIA

Equity Value Base based on Multiples Valuation

USD million

ENIA 9,574

EOCA 4,073

CHIA(1) 821

Equity Value Range

Low High

USD million USD million 9,213—9,934 3,940—4,205 763—880

Sensitized analysis for the equity value of EOCA (USD million)

Variation of P/E multiple

-5.0% 0.0% 5.0%

f -5.0% 3,940 3,996 4,052 o BITDA l tiple 0.0% 4,017 4,073 4,128 riation E u a EV/ m V 5.0% 4,093 4,149 4,205

Sensitized analysis for the equity value of CHIA (USD million)

Variation of P/E multiple

-5.0% 0.0% 5.0%

f -5.0% 763 775 788 o BITDA tiple l 0.0% 809 821 834 riation E u a EV/ m V 5.0% 855 867 880

(1) It considers a dividend distribution to the shareholders of CHIA of CLP 120,000 million, which, as informed by the management of CHIA, will be submitted for approval of the shareholders of CHIA in the same Extraordinary

Shareholders Meeting that will vote for the Merger

DRAFT

Sum of the parts valuation summary of ENIA, EOCA and CHIA

CREDICORPcapital
BCP Capital | Correval | IM Trust

Using the average of both methodologies used, the sum of the parts valuation of ENIA, EOCA and CHIA (before market discounts) results in a price per share of CLP 126, CLP 317 and CLP 461, respectively

Company		ENIA		EOCA		CHIA[1]	
Valuation methodology		DCF	Multiples	DCF	Multiples	DCF	Multiples
Valuation by sum of the parts	**USD mm**	**9,510**	**9,574**	**3,905**	**4,073**	**810**	**821**
Number of shares	# mm	49,093		8,202		1,151	
Share price by valuation using sum of the parts[2]	CLP	126	127	310	323	458	464
Share price (average of both methodologies)	**CLP**	**126**		**317**		**461**	
Current stock price[3]	CLP	115		311		446	
Market discount	%	8.7%		1.7%		3.3%	

EOCA:
- Current market price is distorted by the Proposed Transaction

CHIA:
- CHIA share has low liquidity, therefore the price may not reflect its market capitalization
- Traded amount during 2016[4]: CLP 24 million

Source: *Bolsa de Comercio de Santiago*
(1) It considers a dividend distribution to the shareholders of CHIA of CLP 120,000 million, which, as informed by the management of CHIA, will be submitted for approval of the shareholders of CHIA in the same Extraordinary Shareholders' Meeting that will vote for the Merger
(2) Exchange rate CLPUSD 650.80
(3) As of July 20, 2016
(4) Source: *Bolsa de Comercio de Santiago*

33

DRAFT

ANALYSIS OF THE PROPOSED TRANSACTION’S

TERMS 4 iii. Estimation of exchange ratios of the Proposed Transaction

DRAFT

Estimation of the Merger's exchange ratios

CREDICORP capital
BCP Capital | Correval | IM Trust

According to the average of both methodologies used, the exchange ratios are estimated at (i) 2.55 ENIA shares for each EOCA share and (ii) 3.67 ENIA shares for each CHIA share

		Exchange ratios of ENIA shares for each EOCA share	Exchange ratios of ENIA shares for each CHIA share
Exchange ratios based on the DCF valuation	Base exchange ratio	2.46	3.64[2]
	Adjustment for tax compensations[1]	0.05	0.03
	Exchange ratios after tax compensations	2.51	3.66
Exchange ratios based on the Multiples valuation	Base exchange ratio	2.55	3.66
	Adjustment for tax compensation[1]	0.05	0.03
	Exchange ratios after tax compensation	2.60	3.69
Estimated exchange ratios	**Average of exchange ratios using both methodologies**	**2.55**	**3.67**
	Proposed exchange ratios	**2.80**	**5.00**
	Discount over the proposed exchange ratios	**9.7%**	**36.1%**

(1) Tax compensations of USD 149 million, amount that EOC Chile and Chilectra Chile incurred as tax expenses during the first phase of the Proposed Transaction. The parties have agreed that this compensation shall be included in the exchange ratios and the amount shall be evenly distributed among the parties based on the participations of ENIA, EOCA and CHIA in ENIA post Merger

(2) It considers a dividend distribution to the shareholders of CHIA of CLP 120,000 million, which, as informed by the management of CHIA, will be submitted for approval of the shareholders of CHIA in the same Extraordinary Shareholders' Meeting that will vote for the Merger

35

DRAFT

Sensitized analysis of the exchange ratios for EOCA shares

Based on the sensitized analysis performed and the methodologies used, the estimated exchange ratios of ENIA shares for EOCA shares are in the range between 2.46 and 2.67

A sensitized analysis was performed for the exchange ratios obtained based on both methodologies

The sensitized analysis measured the impact on the exchange ratio of a 15% increase of the equity value of a particular asset, maintaining the rest of the assets at their base equity valuations

Below is the result for the most relevant assets

Sensitized analysis of the exchange ratios obtained through DCF Sensitized analysis of the exchange ratios obtained through valuation Multiples valuation

Codensa 2.46 Codensa 2.55

Edelnor 2.47 Edelnor 2.56

Piura 2.50 Edesur 2.58

Edesur 2.50 Piura 2.58

Ampla Energía 2.50 Coelce 2.59

Coelce 2.50 Ampla Energía 2.59

Central Dock Sud 2.51 Central Dock Sud 2.59

Cien 2.51 Cien 2.60

Fortaleza 2.51 Fortaleza 2.60

Cachoeira Dorada 2.51 Cachoeira Dorada 2.60

Endesa Costanera 2.51 Chinango 2.60

Chinango 2.52 Hidroeléctrica El Chocón 2.61

Hidroeléctrica El Chocón 2.52 Endesa Costanera 2.61

Emgesa 2.55 Emgesa 2.63

Edegel 2.59 Edegel 2.67

2.4 2.5 2.6 2.7 2.4 2.5 2.6 2.7

Sensitized analysis of the exchange ratios for CHIA shares

Based on the sensitized analysis performed and the methodologies used, the estimated exchange ratios of ENIA shares for CHIA shares are in the range between 3.57 and 3.78

A sensitized analysis was performed for the exchange ratios obtained based on both methodologies

The sensitized analysis measured the impact on the exchange ratio of a 15% increase of the equity value of a particular asset, maintaining the rest of the assets in their base equity valuations

Below is the result for the most relevant assets

Sensitized analysis of the exchange ratios according to DCF Sensitized analysis of the exchange ratios according to Multiples

Emgesa 3.57 Edegel 3.58 Piura 3.64 Chinango 3.65 Hidroeléctrica El Chocón 3.66 Central Dock Sud 3.66 Endesa Costanera 3.66

Coelce 3.67 Cien 3.67 Fortaleza 3.67 Cachoeira Dorada 3.67 Edesur 3.73 Ampla Energía 3.75 Edelnor 3.75 Codensa 3.75

3.4 3.5 3.6 3.7 3.8 3.9 4

Emgesa 3.60 Edegel 3.61 Piura 3.67 Chinango 3.68 Endesa Costanera 3.68 Hidroeléctrica El Chocón 3.68 Central Dock Sud 3.68

Coelce 3.69 Cien 3.70 Fortaleza 3.70 Cachoeira Dorada 3.71 Ampla Energía 3.74 Edelnor 3.75 Codensa 3.77 Edesur 3.78

3.4 3.5 3.6 3.7 3.8 3.9 4

DRAFT

ANALYSIS OF THE PROPOSED TRANSACTION’S

TERMS 4 iv. Analysis of the Proposed Transaction’s terms

DRAFT

Impact on ENIA of the Proposed Transaction's terms in respect of EOCA

CREDICORP capital
BCP Capital | Correval | IM Trust

Assuming that all of the minority shareholders of EOCA participate in the Merger, the Proposed Transaction would have an implicit cost for ENIA estimated at USD 145 million (1.66% of ENIA's market capitalization[1]). The offering TO price is slightly below EOCA's estimated shares price

		EOCA	
	Valuation methodology	DCF	Multiples
Estimated equity value by sum of the parts valuation	USD mm	3,905	4,073
Share price by sum of the parts valuation[1]	CLP	310	323
Share price by sum of the parts valuation (average of both methodologies)	**CLP**	**317**	
ENIA's market discount	%	8.7%	
Estimated market price (using the market discount of ENIA)	**CLP**	**289**	
TO offering price	CLP	285	
Premium / discount over the TO offering price	%	-1.3%	
EOCA's share price based on the proposed exchange ratio of 2.8 ENIA shares (adjusted)[2]	CLP	318	
Premium / discount over the estimated price of EOCA	%	9.7%	
Premium over the estimated price for each share of EOCA	CLP	29	
Number of shares of EOCA's minority shareholders	# mm	3,282	
Implicit premium for all shares of EOCA's minority shareholders[1]	**USD mm**	**145**	

- EOCA share price is estimated at CLP 289
- The TO offering price (CLP 289 per share) is slightly below EOCA's estimated price per share



Impacts on ENIA (CLP)
317
28
Current ENIA's market discount (8.7%)
289
Discount of 1.3%
Premium of 9.7%
285
318
CLP 29 per share
EOCA's share price by sum of the parts valuation
ENIA's market discount
Estimated EOCA's share price
TO offering price
EOCA's share price based on proposed exchange ratio (adjusted)(2)

- Implicit premium of USD 145 million (CLP 29 per EOCA's minority shareholder's shares, net of tax compensations)
- 1.66% of ENIA's market capitalization[1]

(1) Exchange rate of CLPUSD of 650.80. ENIA's market capitalization: of USD 8,708 million as of July 20, 2016
(2) ENIA's share price (CLP 115.5 as of July 20, 2016). The exchange ratio of 2.8 is adjusted to be net of the tax compensations that ENIA agreed to compensate EOC and Chilectra through the exchange ratios

39

DRAFT

CREDICORP capital
BCP Capital | Correval | IM Trust

Impact on ENIA of the Proposed Transaction's terms in respect of CHIA(1)

Assuming that all of the minority shareholders of CHIA participate in the Merger, the Proposed Transaction would have an implicit cost for ENIA estimated at USD 2 million (0.03% of ENIA´s market capitalization(2))

		CHIA	
Valuation methodology		DCF	Multiples
Estimated equity value by sum of the parts valuation	USD mm	810	821
Share price by sum of the parts valuation(2)	CLP	458	464
Share price by sum of the parts valuation (average of both methodologies)	**CLP**	**461**	
ENIA's market discount	%	8.7%	
Estimated market price (using the market discount of ENIA)	**CLP**	**421**	
CHIA's share price based on the proposed exchange ratio of 4.0 ENIA shares (adjusted)(3)	CLP	574	
Premium / discount over the estimated price of CHIA	%	36.1%	
Premium over the estimated price for each share of CHIA	CLP	153	
Number of shares of CHIA's minority shareholders	# mm	10	
Implicit premium for all shares of CHIA's minority shareholders(2)	**USD mm**	**2**	

- CHIA share price is estimated at CLP 421

Impacts on ENIA (CLP)



461
40
Current ENIA's market discount (8.7%)
421
Premium of 36.1%
574
CLP 153 per share
CHIA's share price by sum of the parts valuation
ENIA's market discount
Estimated CHIA's share price
CHIA's share price based on proposed exchange ratio (adjusted)(3)

- Implicit premium of USD 2 million (CLP 153 per CHIA's minority shareholders's shares, net of tax compensations)
- 0.03% of ENIA's market capitalization(2)

(1) It considers a dividend distribution to the shareholders of CHIA of CLP 120,000 million, which, as informed by the management of CHIA, will be submitted for approval of the shareholders of CHIA in the same Extraordinary Shareholders' Meeting that will vote for the Merger
(2) Exchange rate of CLPUSD of 650.80. ENIA's market capitalization: of USD 8,708 million as of July 20, 2016
(3) ENIA's share price (CLP 115.5 as of July 20, 2016). The exchange ratio of 5.0 is adjusted to be net of the tax compensations that ENIA agreed to compensate EOC and Chilectra through the exchange ratios

40

DRAFT

Impact on ENIA of the Proposed Transaction s terms

Assuming that all of the minority shareholders of EOCA and CHIA participate in the Merger, the Proposed Transaction would have an implicit cost for ENIA estimated at USD 147 million (1.69% of ENIA’s market capitalization(1))

EOCA CHIA

Implict cost for ENIA of the implicit premium for EOCA and CHIA minority shareholders USD mm 145 2

Implicit cost for ENIA USD mm 147

Implicit cost for ENIA as a percentage of ENIA’s market capitalization(1)% 1.69%

145 2 147

Implicit cost for Equivalent to 1.69% of

ENIA (USD million) ENIA s market capitalization(1)

Implicit premium for EOCA’s Implicit premium for CHIA’s Total implicit cost for ENIA minority shareholders minority shareholders

(1) ENIA s market capitalization: of USD 8,708 million as of July 20, 2016

DRAFT

CASH FLOW AND MARKET CONSIDERATIONS OF

THE PROPOSED TRANSACTION 5 i. Impact on EBITDA

DRAFT

Impact on ENIA of potential synergies as a result of the Proposed Transaction

CREDICORP capital
BCP Capital | Correval | IM Trust

Based on the efficiency plan estimated by ENIA during the first and second phases of the Proposed Transaction, the same could produce savings on operational expenses at ENIA's holding level. The NPV of such savings for ENIA is estimated at USD 48 million

Considerations and assumptions

- During the first phase of ENI's corporate reorganization, ENI presented an efficiency plan for the coming years
- The efficiency plan identified savings in staff & services expenses at ENIA's holding level for an amount in regime (year 2019) of USD 4 million (pre tax)
- As informed by the Company, such savings come as a result of a centralized management, including, among other:
  - A decrease in administration, finance and control expenses
  - Savings on purchase processes
- For this Report, it is assumed that such efficiency plan remains valid, in particular for the savings identified at ENIA's holding level
- Additional synergies in operational costs as a result of the absorption of EOCA and CHIA have been estimated by the Company (savings in intercompany contracts, board expenses and others such as stock market expenses)
  - The savings as a result of operational efficiencies are assumed beginning in year 2017 and are estimated at USD 4.5 million in regime (pre tax)
- In sum, the savings in regime (year 2019) are estimated at USD 8.5 million (pre tax)

Savings trend



USD million, after tax
Savings in ENIA(1)
Savings in EOCA
Savings in CHIA
Year in regime
0.8
2.2
2.2
1.5
3.7
2.1
1.5
2.9
2.1
1.5
2016E
2017E
2018E
2019E

Net present value (NPV) of efficiencies(2)



USD million
10
38
48
Present value 2016-2019
Present value perpetuity
Net present value

Source: the Company and Credicorp Capital

(1) Annual in regime savings (year 2019) calculated based on 2015 figures (constant exchange rate as of 2014), as provided by the Company. After tax figures according to Chilean corporate tax regime

(2) Considers a WACC of 8.18%

43

DRAFT

CASH FLOW AND MARKET CONSIDERATIONS OF

THE PROPOSED TRANSACTION 5 ii. Tax impacts

DRAFT

Tax impacts on ENIA

The tax impacts on ENIA as a result of the Proposed Transaction (additional to the tax compensations included in the exchange ratios) are estimated in USD 17 million

The tax impacts for ENIA as a result of the Proposed Transaction are the following:

1. Savings on tax compensations: savings obtained by including the tax compensations within the exchange ratios as opposed to ENIA indemnifying EOC Chile and Chilectra Chile in full (if the Proposed Transaction is not executed)

2. Tax costs generated in Peru as a result of the Merger: tax costs generated by the increase in market value of the Peruvian assets (proportional to the ownership that ENIA will have in ENIA post Merger)

3. Badwill as result of absorption of CHIA: corresponds to the badwill that will be produced in ENIA post Merger as result of the absorption of CHIA by ENIA (proportional to the ownership that ENIA will have in ENIA post Merger)

Tax impacts on ENIA Present Value (USD million)

Savings by including the tax compensations within the exchange ratios USD mm -21

Tax costs generated in Peru as a result of the Merger USD mm 24

Badwill as a result of the absorption of CHIA USD mm 15

Tax impacts on ENIA (additional to the tax compensation included in the exchange ratios) USD mm 17

Source: the Company and Credicorp Capital

DRAFT

CASH FLOW AND MARKET CONSIDERATIONS OF

THE PROPOSED TRANSACTION 5 iii. Holding discount considerations

DRAFT

Potential reduction of the holding discount of ENIA by the absorption of EOCA, subsidiary with high liquidity

Due to the Merger, the holding discount of ENIA could be reduced as a result of the absorption of EOCA, subsidiary with relevant liquidity levels, which might be already incorporated in the market price of ENIA

Potential reduction of holding discount of ENIA as a result of the absorption of EOCA, listed subsidiary with high liquidity

Assuming the market sees a high probability to the Merger’s execution, the potential reduction of the holding discount might be already incorporated in the market price of ENIA, thus, if the Merger is not executed, the holding discount between ENIA and EOCA could increase

The holding discount might be generated by the following factors:

Structural subordination of cash flows generated by operative subsidiaries

Direct access to listed operative subsidiaries with high liquidity levels

Complexity of the holding structure and the decision making process

Difference in liquidity levels between the holding company and its listed subsidiaries

ENIA

Potential saving of 99.09% 59.98% holding discount

CHIA EOCA

Holding company Holding company

Small Float equivalent to Relevant Float 0.91% of the ownership equivalent to 40.02% of the ownership Not significant liquidity levels Relevant liquidity levels with an ADTV(1) Accumulated traded of USD 2.7 million volume during 2016 is CLP 24 million(2)

Asset / operative subsidiaries

Direct ownership of ENIA in operative subsidiaries

Average Daily Trading Volume. Source: Bloomberg. It was calculated between the day the companies begun trading (April 21, 2016) and July 20, 2016 (2) Source: Bolsa de Comercio de Santiago

DRAFT

Holding discounts in the Chilean Market

CREDICORPcapital
BCP Capital | Correval | IM Trust

Holding discounts in Chile range from IAM (10%), holding company with low diversification and complexity, to Quinenco (36%) and Antarchile (43%), holding companies with higher diversification and lower liquidity

Chilean Holdings with Listed Subsidiaries(1)

Holding Company	Listed subsidiaries
Antarchile	Copec, Colbún
Almendral	Entel
ENI Chile	EOC Chile, Chilectra Chile
IAM	Aguas Andinas
Quiñenco	Banco de Chile, CSAV, CCU, SAAM, Techpack

Current holding discounts in Chile



Median: 30%
10%
14%
30%
36%
43%
IAM
ENI Chile(2)
Almendral
Quiñenco
Antarchile

Holding discounts evolution in Chile (January 2013 to date)



IAM
ENI Chile
Almendral
Quiñenco
Antarchile
50%
40%
30%
20%
10%
0%
2013
2014
2015
2016
42.6%
35.7%
29.9%
13.8%
10.1%

	Media	Max.	Min.	Current
IAM	11.5%	34.9%	3.4%	10.1%
ENI Chile	12.2%	16.4%	2.8%	13.8%
Almendral	21.3%	31.4%	9.7%	29.9%
Quiñenco	36.0%	48.3%	22.7%	35.7%
Antarchile	40.7%	45.7%	34.1%	42.6%
Media	24.4%	35.3%	14.5%	26.4%
Median	21.3%	34.9%	9.7%	29.9%

Source: Credicorp Capital, Bloomberg and SVS. Data as of July 20,2016
(1) The following holdings were not considered: Pampa Calichera (holding company of SQM), Invercap (holding company of CAP) and Campos Chilenos (Holding company of Iansa)
(2) Administration and sales expenses are not considered in the calculation

48

DRAFT

Exercise regarding the impact on ENIA of a potential reduction on ENIA s holding discount

For the purpose of this exercise, it is assumed that ENIA’s incremental holding discount (if the Merger is not executed) could be between 0% and 10% (similar of that of IAM) of ENIA’s interest in EOCA’s equity value. The potential increment is estimated to be between USD 0 and 218 million

Current ownership structure of ENIA

in ENIA

ENIA Potential reduction in the 59.98% of holding discount of ENIA subsidiaries EOCA participation operative Direct Assets / Operative subsidiaries

Calculation of the potential reduction in holding discount between ENIA and EOCA

Potential increase in Estimated value of Participation of holding discount if the EOCA ENIA in EOCA Merger is not executed (CLP 289 / share(1)) (59.98%) (between 0% y 10%)

Potential impact on the value of ENIA = USD 0 – 218 million(2)

Between 0 and 2.5% of the ENIA’s market capitalization(3) Based on the exercise above and assuming that, in case the Merger is not successful, the potential increase in the holding discount of ENIA would be similar to the holding discount of IAM, the potential savings in holding discount for ENIA are estimated to be between USD 0 and 218 million In terms of ENIA’s market capitalization, the potential saving is equivalent to be between 0% and 2.5%(3)

Price of EOCA share estimated in this Report

Considers exchange rate USDCLP of 650.8

As of July 20, 2016

DRAFT

CASH FLOW AND MARKET CONSIDERATIONS OF

THE PROPOSED TRANSACTION 5 iv. Stock liquidity considerations

DRAFT

ENIA's float size post Proposed Transaction

CREDICORP capital
BCP Capital | Correval | IM Trust

Post Proposed Transaction and subject to EOCA's shareholders participation to the TO, ENIA's float size is estimated to be between USD 3,431 million (current level) and 4,893 million

ENIA's market capitalization post Merger (USD million)

Ownership structure of ENIA post Merger

1

Scenario 1:
Increased float size

Minority shareholders of ENIA, EOCA and CHIA do not use their withdrawal right and EOCA's shareholders do not participate in the TO



11,146
973
10,172
Current market discount for ENIA share (8.7%)
ENIA's post Merger valuation (average methodologies)
ENIA's market discount
Estimated market capitalization of ENIA post Merger



Controlling group 51.9%
Float 48.1%
Market cap: USD 10,172 mm

Free float
~USD 4,893 million

2

Scenario 2:
Equal float size

All minority shareholders of EOCA participate in the TO

Current market capitalization of ENIA USD 8,708 million(1)

Assumes that ENIA's market capitalization will not change significantly from its current value if:

- 40.0% of EOCA's shareholders participate in the TO
- ENIA acquires 40.0% of EOCA with available cash (funds raised through the 2012 capital increase)



Controlling group 60.6%
Float(2) 39.4%
Market cap: USD 8,708 mm

Free float
~USD 3,431 million

Considers an exchange rate USDCLP of 650.8
(1) As of July 20, 2016
(2) Assumes that if ENIA acquires any shares from its shareholders exercising their withdrawal right, those shares would be re-placed in the market

51

DRAFT

Stock liquidity perspectives of ENIA and EOCA in the Chilean market

Based on proforma estimations, after the Proposed Transaction ENIA will keep its place as one of the most liquid companies in Chile. If the Proposed Transaction is not successful, it is expected that EOCA keeps its place as one of the 20 largest companies by float size, with reasonable

ADTV(1) levels for the Chilean market

Stock liquidity of the largest companies in Chile(2)

ENIA post Merger ENIA post Merger

30 (2nd scenario) (1st scenario)

CENCOSUD ENI Chile

(bps) 25

EOC Chile FALABELLA

20 EOCA

/Float ITAU CORP. CHILE

E.CL

LTM 15 SQM-B

AESGENER ENIA CCU

10

AGUAS-A BCI CMPC LAN ADTV QUINENCO

5 COLBUN BSANTANDER

SM-CHILE B

COPEC

0

500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 5,000 5,500 Free float (USD million)

Stock liquidity based on float size and ADTV (USD million) of the largest companies in Chile(3)

ADTV (USD million) ADTV LTM / Float (bps)

16.5 20.9 22.8 16.5 16.5 21.8 16.7 8.4 14.1 8.1 15.3 10.9 13.0 17.0 11.8 13.4 12.6 13.4 15.9 9.5 12.8 3.9 7.2

8.1 7.6 7.2 5.7 5.7

5.0 4.9 4.2 4.0 3.8 3.7 3.5 3.2 2.7 2.6 2.6 2.6

2.2 2.2 2.1 1.2 0.6 0.4

B—LAN—A BCI CCU CL B Merger Fusión ENIAChileChile SQM CHILE CMPC EOCA CORP. E.

COPEC COLBUN CHILE scenario) scenario) ENI EOC AGUAS -post FALABELLApost AESGENER QUINENCO (2nd CENCOSUD ENIA (1st BSANTANDER ITAU SM

            ENIA

Source: Bloomberg. Data as of July 20, 2016. Exchange rate USDCLP of 650.8

Average Daily Trading Volume considers the last twelve month (LTM). For ENIA and EOC Chile, calculations were made using data since March 1, 2016 (date of the Spin-off). For ENI Chile and EOCA calculations were made using data since April 21, 2016 (date when those companies started trading) (2) The size of the circle represents the market capitalization (3) ADTV for ENIA post Merger was calculated assuming a constant ADTV/Float ratio

DRAFT

Stock liquidity perspectives of ENIA and EOCA in respect of LatAm power utilities companies

Considering LatAm peer companies trading and ENIA’s current (and proforma post Merger) float and ADTV(1) levels, at ENIA’s liquidity levels there is no observable correlation between liquidity and multiple valuation

Stock liquidity of the main power utilities companies in LatAm(2)

18x ENIA post Merger ENIA post Merger EEB (2nd scenario) (1st scenario)

15x

AESGENER

2016E 12x EOCA ENI Chile

9x ENIA CEMIG

CPFL TRACTEBEL

6x E.CL CESP

CELSIA COLBUN COPEL

EV/EBITDA AES TIETE EDP

3x

0x

0 1 2 3 4 5 6 7 8 9 10 11 12 13 14

ADTV LTM (USD million)

Stock liquidity based on float size and ADTV (USD million) of the main LatAm power utilities companies(3)

ADTV (USD million) ADTV LTM / Float (bps) 42.4 62.7 70.2

37.9 33.6 16.5 26.0 16.5 16.5 21.8 37.2 17.0 15.9 9.5 12.8 7.3 9.1 13.5 9.8 8.6 8.2 8.1 6.0 5.7 5.7 5.1 5.0 4.4 2.7 2.2 2.1 1.2 0.6 0.4

CPFL EDP ENIA Chile E. CL EEB Fusión TIETE CESP EOCA

CEMIG Merger COPEL scenario) scenario) AES ENI COLBUN CELSIA post post AESGENER

TRACTEBEL (2nd ENIA (1st

            ENIA

Source: Bloomberg. Data as of July 20, 2016. Exchange rate USDCLP of 650.8

(1) Average Daily Trading Volume considers the last twelve month (LTM). For ENIA and EOC Chile, calculations were made using data since March 1, 2016 (date of the Spin-off). For ENI Chile and EOCA calculations were made using data since April 21, 2016 (date when those companies started trading) (2) The size of the circle represents the market capitalization (3) ADTV for ENIA post Merger was calculated assuming a constant ADTV/Float ratio

DRAFT

CASH FLOW AND MARKET CONSIDERATIONS OF

THE PROPOSED TRANSACTION 5 v. Credit rating considerations

DRAFT

Credit risk profile considerations for ENIA

CREDICORP Capital
BCP Capital | Correval | IM Trust

The Proposed Transaction could have a positive impact on ENIA's credit profile as a result of a closer approximation to the operating subsidiaries, a greater access to cash flows, the removal of structural subordination risk and an increase of scale in terms of assets

ENIA's credit profile

Criteria	ENIA
Asset size	USD 15,278 million[2]
Market diversification (EBITDA 2016E proportional)[1]	 Perú 24% Arg 12% Brasil 34% Col 30%
Business mix (EBITDA 2016E proportional)[1]	 Gx 46% Dx 54%
Credit metrics	▪ NFD[3]/EBITDA: 0.89x[2] ▪ NFD[3]/Net worth: 0.29x[2]

Current risk ratings

	International	Local
FitchRatings	BBB	AA-
Moody's	Baa3	-
Standard & Poor's Ratings Services	BBB	-
Feller	-	AA-

(1) Figures based on 2016E estimates provided by the Company
(2) Figures as of March 2016. Source: financial statements of the Company
(3) NTD stands for net financial debt
(4) Source: the Company. Corresponds to the estimated increase in ENIA's controlling net income for the year 2016

Potential impact of the Proposed Transaction on ENIA's credit profile

- The Proposed Transaction could generate the following positive impacts on ENIA's credit profile:
  - **Closer approximation to the operating subsidiaries:** as a result of the Proposed Transaction, ENIA will consolidate EOCA's and CHIA's ownership over its operating subsidiaries, obtaining a greater autonomy and efficiency in managing such subsidiaries, in particular in respect of their financial policies
  - **Greater access to cash flows:** through the Merger ENIA will reduce the minority interests in its operating subsidiaries, increasing its controlling net income and its access to cash flows at the holding level. Post Merger, the controlling net income of ENIA is expected to increase from 52% to 64%[4]
  - **Removal of structural subordination risk:** as a result of the Proposed Transaction, ENIA will absorb the holdings EOCA and CHIA, thus removing the risk over time of any indebtedness of EOCA and CHIA materially subordinating ENIA's creditors
  - **Greater scale:** the Proposed Transaction will result in ENIA increasing its scale in terms of assets, potentially increasing its float size and liquidity in the capital markets
- It is worth mentioning that if the TO is for a relevant amount it could undermine ENIA's cash position, potentially affecting ENIA's credit profile

55

DRAFT

Potential impact on ENIA due to an improvement of its indebtedness cost post Merger

Post Merger, ENIA could improve its credit profile resulting in a positive impact on the cost of its structural indebtedness. Assuming that its indebtedness cost improves between 0 and 50 bps (per year), the positive impact on ENIA is estimated between USD 0 and 76 million

Considerations and assumptions

The Merger could produce a positive impact on ENIA s credit profile potentially improving its long-term indebtedness cost, thus reducing its weighted average cost of capital (WACC)

To sensitize such an impact on ENIA, it is assumed that ENIA s indebtedness cost could improve in a range from 0 to 50 bps

Sensitized analysis of the impact of a decrease in ENIA’s cost of debt on ENIA’s valuation

Impact on ENIA’s valuation post Merger attributable to ENIA

USD million

Impacts of savings in the cost of debt of ENIA post Merger 0 bps 25 bps 50 bps

- 38 76

DRAFT

STRATEGIC CONSIDERATIONS OF THE PROPOSED

TRANSACTION 6

DRAFT

Strategic considerations of the Proposed Transaction for ENIA (1/2)

1. Alignment of interest over subsidiaries Strategic benefits of the

2. Increased efficiency in decision-making processes

Proposed

Transaction 3. Direct access to cash flows

Simplification of the Company’s structure

Current corporate structure(1) Post Merger corporate structure(1)

The new corporate structure will eliminate cross-shareholding participations

ENIA

99.1% 60.0% ENIA

CHIA EOCA

Hid. El Cachoeira Ampla Hid. El Cachoeira Ampla

Edesur Emgesa Codensa Edegel Edelnor Edesur Emgesa Codensa Edegel Edelnor Chocón Dorada Energía Chocón Dorada Energía

This structure only shows some of the operative assets in each country

DRAFT

CREDICORP capital
BCP Capital | Correval | IM Trust

Strategic considerations of the Proposed Transaction for ENIA (2/2)

1 Alignment of interest over subsidiaries

- ENIA would be the only LatAm holding (ex Chile) for Gx, Dx y Tx investments
- Clarity for shareholders regarding investment policies
- Participation in assets under the same controlling shareholder



21.6%
ENIA
21.1%
60.0%
EOCA
26.9%
62.5%
Emgesa
Edegel
Post Merger structure
ENIA
48.5%
83.6%
Emgesa
Edegel

Edegel example: ENI, rather than EOC (which maintained a 62.5% stake in Edegel), acquires a 21.1% stake in Edegel

Emgesa example: ENI gave its Emgesa voting rights to EOC, so that the latter could reflect the control on its consolidation

2 Increased efficiency in decision-making processes

- Moving towards a lean organization among shareholders → multiple layers are inefficient
- Elimination of potential conflicts of interest between companies and management teams
- Time and cost savings regarding decision-making processes (only one Board of Directors)



ENIA
60.0%
50.9%
99.1%
EOCA
CHIA
Enel Brasil(1) (holding)
37.1%
11.3%
99%
Ampla Energia
Post Merger structure
ENIA
~100%
Enel Brasil(1) (holding)
99%
Ampla Energia

Ampla Energia example: Post Merger, Enel Brasil would be the only investment vehicle, providing efficiencies on Ampla Energia most relevant decisions

3 Direct access to cash flows

- Greater access to cash flows due to significant reduction of minority interests along subsidiaries
- Lean ownership structure with direct access to operating subsidiaries
- Elimination of cross-shareholding participations

Country / Business		Asset / Subsidiary	Direct ownership ENIA	EOCA	CHIA	ENIA post Merger
AR	Gx	Hid. El Chocón	-	65%	-	65%
AR	Gx	EOC Costanera	-	76%	-	76%
AR	Gx	C. Dock Sud	40%	-	-	40%
AR	Dx	Edesur	38%	1%	34%	72%
BR	Gx	Cachoeira	51%	37%	11%	99%
BR	Gx	Fortaleza	51%	37%	11%	99%
BR	Dx	Coelce	45%	22%	7%	74%
BR	Dx	Ampla Energia	45%	17%	37%	99%
BR	Tx	Cien	51%	37%	11%	99%
CO	Gx	Emgesa	22%	27%	-	48%
CO	Dx	Codensa	39%	-	9%	48%
PE	Gx	Chinango	17%	50%	-	67%
PE	Gx	Edegel	21%	62%	-	84%
PE	Gx	Piura	97%	-	-	97%
PE	Dx	Edelnor	60%	-	16%	76%

- Currently, ENIA, EOCA and CHIA shareholders have low visibility of non-consolidated subsidiaries
- Post Merger, it is expected that ENIA's net income increases from 52% to 64%(2)

(1) Simplified ownership structure. Edegel has a 4% stake in Enel Brasil
(2) Source: The Company. Corresponds to ENIA's expected net income increase for 2016

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